EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is entered into dated July 1, 2006 between Emergency Filtration Products, Inc., a Nevada corporation (the "Company"), and John Masenheimer ("Masenheimer").

WITNESSETH:

            WHEREAS, the Company is engaged in the business of producing masks and filters for medical devices that are designed to reduce the possibility of transmission of contagious diseases, and is also a distributor of a blood clotting device for surgery, trauma and burn wound management; and

WHEREAS, the Company has the intention to sell its products throughout the world; and

           WHEREAS, the Company wishes to enter into an Employment Agreement to employ Masenheimer as Chief Operating Officer, charged with such responsibilities and duties as outlined below in connection with the Company’s business; and

WHEREAS, in the course of Masenheimer’s employment, Masenheimer will have access to and acquire knowledge of valuable trade secrets, confidential information and other proprietary  information belonging and relating to the Company and its business, and which the Company has a legitimate interest in protecting; and

WHEREAS, the Company and Masenheimer are willing to accept such employment and render such services, all upon and subject to the terms and conditions contained in this Employment Agreement (the “Agreement”);

NOW, THEREFORE, in consideration of the promises and the mutual covenants set forth in this Agreement, and intending to be legally bound, the Company and Masenheimer agree as follows:

               1.         EMPLOYMENT.   The Company hereby employs Masenheimer and Masenheimer hereby accepts employment upon the terms and condition hereinafter set forth.

2.

TERM & TERMINATION.

a.

Term.  The Company hereby employs Masenheimer, and Masenheimer hereby accepts employment with the Company, for a period commencing on July 1, 2006 and ending one (1) year from that date (the "Term"), subject to renewal for a like term by the mutual agreement of the Company and Masenheimer.

b.

Termination without Cause.  The Company may terminate Masenheimer’s employment without Cause.  Such termination will become effective upon the date specified in such notice, provided that such date is at least 60 days from the date specified in such notice.  Upon such termination without cause:

(1)

for the remainder of the term of this Agreement or for a period of 2 months following such termination, whichever is greater, the Company will continue to pay Masenheimer annual salary pursuant to Section 3(a).

c.

Termination for Cause.  The Company may terminate Masenheimer pursuant to the terms of this Agreement at any time for cause by giving written notice of termination.  Such termination shall become effective upon the giving of such notice, except that termination based upon cause shall not become effective unless Employee shall fail to correct such breach within 30 days of receipt of written notice hereof. Upon such termination Masenheimer shall have no right to compensation, commission, bonus, benefits or reimbursement pursuant to this contract, for any period subsequent to the termination. For purposes of this section, “cause” shall mean; (1) Masenheimer is convicted of a felony; (2) Masenheimer, in carrying out his/her duties hereunder, has been found in a civil action by the Company, to have committed willful gross negligence or willful gross misconduct resulting, in either case, in material harm to the Company; (3) Masenheimer misappropriates Company funds or otherwise defrauds the Company; (4) Masenheimer materially breaches any provision of this Agreement; (5) Masenheimer materially fails to perform his/her duties under section four (4) resulting in harm to the Company.

d.

Death or Disability.  Upon the death or disability of Masenheimer, Masenheimer shall be entitled to and the Company will pay the equivalent of two months of compensation from the date of death or from the date of disability.  For purposes of this Section, “disability” shall mean that for a period of two (2) months in any 12-month period Masenheimer is incapable of substantially fulfilling his/her duties because of physical, mental or emotional incapacity from injury, sickness or disease.  Should Masenheimer be rendered disabled, the Company will continue to maintain for the benefit of Masenheimer, Masenheimer benefit programs referred to in Section 3(b) that were in effect on the date of the disability through the remainder of the term of this Agreement.

e.

Special Termination.  In the event that (i) Masenheimer, with or without a change in title or formal corporate action, shall no longer exercise all of his/her duties and responsibilities and shall no longer possess substantially all the authority set forth in Section 2; or (ii) the Company materially breaches this Agreement or the performance of its duties and obligations hereunder; Masenheimer, by written notice to the Company, may elect to deem Masenheimer’s employment hereunder to have been terminated by the Company without cause under Section 2(b)  hereof, in which event Masenheimer shall be entitled to the Compensation payable pursuant to  Section 3(a).

f.

Voluntary Termination. Masenheimer, on 30 days prior written notice to the Company, may terminate his/her employment voluntarily.  Upon such termination, the Company will pay Masenheimer’s compensation through the date of such termination.  After such date, Masenheimer shall no longer be entitled to receive compensation or benefits.

g.

Continuing Effect.  Notwithstanding any termination of this Agreement at the end of the Term or otherwise, the provisions of Sections 7,8,9,10,11 and 12 shall remain in full force and effect and the provisions of these Sections shall be binding upon the legal representatives, successors and assigns of Masenheimer.

3.

COMPENSATION.

a.

The Company will pay Masenheimer an annual base salary of $100,000 per annum in 26 equal bi-weekly installments.  Such salary will be reviewed at least annually by the President and the board of directors with performance reviews every six months.  Upon execution of this agreement, Masenheimer shall receive an employee bonus of 100,000 shares of the Company’s restricted common stock.  Additional bonus compensation may be awarded from time to time, at the Company’s sole discretion, in the form of Company stock.

b.

During the term of his/her employment, Masenheimer shall be entitled to participate in employee benefits plans or programs of the Company, if any, to the extent Masenheimer is eligible to participate hereunder.

c.

The Company will reimburse or advance funds to Masenheimer for all reasonable travel, entertainment and miscellaneous expenses incurred in connection with the performance of duties under this Agreement, provided that Masenheimer properly account for such expenses to the Company in accordance with the Company’s practices.

d.

The position includes two weeks of paid vacation per annum, to be scheduled by mutual agreement.

4.

DUTIES.

.

General Duties.

Masenheimer shall be employed as Chief Operating Officer with duties and responsibilities that are customary for such position, subject to the direction of the President.  Masenheimer will use the standard of care befitting of such an employee in performing duties and in discharging responsibilities pursuant to this Agreement, which duties and responsibilities shall be discharged competently, carefully, and faithfully.

b.

Extent of Services.    Masenheimer will devote all of time, attention and energies during normal business hours (exclusive of periods of sickness and disability and of such normal holiday and vacation periods as have been established by the Company) to the affairs of the Company.  Masenheimer will not enter the employ of, or serve as a consultant to, or in any way perform any services with or without compensation to any persons, business or organization without the prior consent of the board of directors of the Company; provided, that Masenheimer shall be permitted to devote a limited amount of his time, without compensation, to charitable or similar organizations.

5.

PLACE OF PERFORMANCE.  Masenheimer hereby acknowledges that the Company’s existing and potential clients are located throughout the world and that the Company is actively engaged in marketing and selling its products and services to such clients throughout the world.  Masenheimer further acknowledges that the Company’s executive office and some manufacturing facilities are located in Henderson, Nevada.  Masenheimer will be working primarily in Tucson, Arizona, but may be required to visit Henderson, Nevada or any of the Company’s other facilities as needed.

6.

NON-DISCLOSURE OF INFORMATION.  Masenheimer recognizes and acknowledges that the Company’s trade secrets and proprietary information and processes, (“Confidential Business and Technical Information”) as they may exist from time to time, are valuable, special and unique assets of the Company’s business, access to and knowledge of which are essential to the performance of Masenheimer’s duties hereunder.

Masenheimer will not, during or after the term of his/her employment by the Company, in whole or in part, disclose such Confidential Business and Technical Information to any person, firm, corporation, association or entity for any reason or purpose whatsoever, nor shall Masenheimer make use of any such Confidential Business and Technical Information for his/her own purposes or for the benefit of any person, firm, corporation or entity except the Company under any circumstances during or after the term of his/her employment, provided that after the term of his/her employment these restrictions shall not apply to such secrets, information and processes which are then in the public domain provided that Masenheimer was not responsible, directly or indirectly, for such secrets, information or processes entering the public domain without the Company’s consent.

In the event an action is instituted and prior knowledge is an issue, it shall be the obligation of Masenheimer to prove by clear and convincing evidence that the Confidential Business and Technical Information disclosed was in the public domain, was already known by the Recipient, or was developed independently by the Recipient.  Masenheimer agrees to hold as the Company’s property, all memoranda, books, papers, letters, formulas and other data, and all copies thereof and there from, in any way relating to the Company’s business and affairs, whether made by him or otherwise coming into his/her possession, and upon termination of his/her employment, or on demand of the Company, at any time, to deliver the same to the Company.

7.

NON-COMPETITION AGREEMENT.

.

Masenheimer acknowledges and agrees that based on having access to and acquiring knowledge of highly sensitive and valuable trade secrets, and confidential or proprietary information belonging or relating to the Company, Masenheimer would be in a position to cause serious and irreparable harm to the Company in the event that, following the termination of his/her employment hereunder, Masenheimer were to compete with or be involved in an enterprise which competes with the Company or engages in the same business as the Company.

b.

Until termination of his/her employment and for a period of 24 months commencing on the date of termination, Masenheimer, directly or indirectly, in association with or as a stockholder, director, officer, consultant, Employee, partner, joint venture, member or otherwise of or through any person, firm, corporation, partnership, association or entity, covenants that Masenheimer will not compete with the Company or any of its affiliates in the design, manufacture, construction, offer, sale or marketing of products or services that are competitive with the products or services offered by the Company, within the United States or anywhere in the world.  Masenheimer covenants and agrees that during his/her employment and for a period of 24 months immediately following the termination of such employment, Masenheimer will not, either individually or in partnership or jointly or in conjunction with any person, firm, business, corporation, partnership joint venture, entity, syndicate or association, as an Employee, principal, agent, officer director consultant, advisor, distributor, dealer, contractor, trustee, lender, shareholder or in any manner or capacity whatsoever, directly or indirectly, be employed by, render services to, carry on or be engaged in, or be concerned with or be interested in or advise, lend money to, guarantee the debts or obligations of, or in any manner participate in the management, operation or control of any business which is directly competitive with the business of the Company, engages in the same business as the Company or performs research and development in the same field with any entity located anywhere in the world.

c.

For the purposes of this paragraph a business shall be deemed to be in “direct competition” or “directly competitive” with the Company if such business is engaged in developing, manufacturing, marketing, selling, or distributing masks and filters for medical devices.

8.

NONDISCLOSURE OF CONFIDENTIAL INFORMATION.

 Masenheimer acknowledges that during his/her employment he/she will learn and will have access to confidential information regarding the Company and its affiliates, including without limitation (i) confidential or secret plans, programs, documents, agreements or material relating to the business, services or activities of the Company and its affiliates and (ii) trade secrets, market reports, customer investigations, customer lists and or similar information that is proprietary information of the Company or its affiliates (collectively referred to as “confidential information”).  Masenheimer acknowledges that such confidential information as is acquired and used by the Company or its affiliates is a special, valuable and unique asset. All records, files, materials and confidential information obtained by Masenheimer in the course of his/her employment with the Company are confidential and proprietary and shall remain the exclusive property of the Company or its affiliates, as the case may be.  Masenheimer will not, except in connection with and as required by his/her performance of his/her duties under this Agreement, for any reason use for his/her own benefit or the benefit of any person or entity with which he may be associated or disclose any such confidential information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever without the prior written consent of the board of directors of the Company, unless such confidential information previously shall have become public knowledge through no action by or omission of Masenheimer.

9.      NON-SOLICITATION OF EMPLOYEES.

Masenheimer covenants and agrees that while he/she is employed by the Company and for a period of twenty-four (24) months immediately following the termination of such employment, he/she will not, directly or indirectly, in any manner whatsoever, on his/her own behalf, or on behalf of any person, firm, business, corporation, partnership, joint venture, entity, syndicate or association solicit, induce or cause, or attempt to induce or cause any person who was any Employee or consultant or in relationship with, or to cease  providing services to the Company.

10.

REASONABLENESS OF CONFIDENTIALITY, NON-COMPETITION AND NON-SOLICITATION OBLIGATION AND COVENANTS

Masenheimer hereby acknowledges and confirms that the obligations and covenants set out in the above paragraphs are reasonable and necessary to protect the legitimate interests of the Company.  Without limiting the generality of the foregoing, Masenheimer hereby acknowledges and confirms that given, among other things, the nature and international scope of the Company’s operations and of the employment duties to be performed by Masenheimer hereunder, the geographic scope and duration of the restrictions set fourth above are reasonable and necessary to protect the legitimate interests of the Company.  Masenheimer further acknowledges and agrees that these obligations and covenants will not preclude him/her from becoming gainfully employed following the termination of his/her employment in his/her profession.

11.

INVENTIONS.

a.

Masenheimer hereby sells, transfers and assigns to the Company or to any person, or entity designated by the Company, all of the entire right, title and interest of Masenheimer in and to all inventions, ideas, disclosures and improvements, whether patented or unpatented, and copyrightable material, made or conceived by Masenheimer, solely or jointly, or in whole part, during the term hereof which (i) relate to methods, apparatus, designs, products, processes or devices sold, leased, used or under construction or development by the Company or any subsidiary, or (ii) otherwise relate to or pertain to the business, functions or operations of the Company or any subsidiary, or (iii) arise wholly or partly from the efforts of Masenheimer during the term hereof.  Masenheimer shall communicate promptly and disclose to the Company, in such form as the Company requests, all information, details and data pertaining to the aforementioned inventions, ideas, disclosures and improvements; and, whether during the term hereof or thereafter, Masenheimer shall execute and deliver to the Company such formal transfers and assignments and such other papers and documents as may be required of Masenheimer at the Company’s expense to permit the Company or any person or entity designated by the Company to file and prosecute the patent applications and, as to copyrightable material, to obtain copyright thereon.  Any invention by Masenheimer within one (1) year following the termination of the Agreement shall be deemed to fall within the provisions of the paragraph unless proven by Masenheimer to have been first conceived and made following such termination.

b.

No Payment.

Masenheimer acknowledges and agrees that no separate

or additional payment will be required to be made to him in consideration of his/her undertakings in this Section.

12.

EQUITABLE RELIEF.

.

The Company and Masenheimer recognize that the services to be rendered under this Agreement by Masenheimer are special, unique and of extraordinary character, and that in the event of the breach by Masenheimer of the terms and conditions of this Agreement or if Masenheimer, without the prior consent of the President or Board of Directors of the Company, shall leave his/her employment for any reason and take any action in violation of Section 6, Section 7, Section 8, or Section 9, the Company will be entitled to institute and prosecute proceedings in any court of competent jurisdiction referred to in Section 12(b) below, to enjoin Masenheimer from breaching the provisions of Section 6 or Section 7, or Section 8.  In such action, the Company will not be required to plead or prove irreparable harm or lack of an adequate remedy at law.  Nothing contained in this Section 12 shall be construed to prevent the Company from seeking such other remedy in arbitration in case of any breach of this Agreement by Masenheimer, as the Company may elect.

.

Any proceeding or action must be commenced in state court in Nevada, the Company’s state of domicile.  Masenheimer and the Company irrevocably and unconditionally submit to the jurisdiction of such court and agree to take any and all future action necessary to submit to the jurisdiction of such courts.  Masenheimer and the Company irrevocably waive any objection that they now have or hereafter or hereafter may have to the laying of venue of any suit, action or proceeding brought in any such court and further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Final judgment against Masenheimer or the Company in any such suit shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy or which shall be conclusive evidence of the fact and the amount of any liability of Masenheimer or the Company therein described, or by appropriate proceedings under any applicable treaty or otherwise.

13.

ASSIGNMENT.   The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, provided that such successor or assign shall acquire all or substantially all of the assets and business of the Company, and subject to the provisions of paragraph 2.  Masenheimer's obligations hereunder may not be assigned or alienated and any attempt to do so by Masenheimer will be void.

14.

SEVERABILITY.

.

Masenheimer expressly agrees that the character, duration and geographical scope of the provisions set forth in this Agreement are reasonable in light of the circumstances, as they exist on the date hereof.  Should a decision, however, be made at a later date by a court of competent jurisdiction that the character, duration or geographical scope of such provisions is unreasonable, then it is the intention and the agreement of Masenheimer and the Company that this Agreement shall be construed by the court in such a manner as to impose only those restrictions on Masenheimer's conduct that are reasonable in the light of the circumstances and as are necessary to assure to the Company the benefits of this Agreement.  If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included herein because taken together they are more extensive than necessary to assure to the Company the intended benefits of this Agreement, it is expressly understood and agreed by the parties hereto that the provisions of this Agreement that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

.

If any provision of this Agreement otherwise is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, this Agreement shall be considered divisible as to such provision and such provision shall be inoperative in such state or jurisdiction and shall not be part of the consideration moving from either of the parties to the other.  The remaining provisions of this Agreement shall be valid and binding and of like effect as though such provision were not included.

14.

NOTICES AND ADDRESSES.

All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by Federal Express or similar receipted delivery, by facsimile delivery or, if mailed, postage prepaid, by certified mail, return receipt requested, as follows:

To the Company:

Emergency Filtration Products, Inc.

175 Cassia Way, Suite A115

Henderson, Nevada 89014

To Masenheimer:

John Masenheimer

11541 North Palmetto Dunes

Tucson, Arizona 85737

or to such other address as either of them, by notice to the other may designate from time to time. The transmission confirmation receipt from the sender's facsimile machine shall be conclusive evidence of successful facsimile delivery.  Time shall be counted to, or from, as the case may be, the delivery in person or by mailing.

15.

COUNTERPART.     This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  The execution of this Agreement may be by actual or facsimile signature.

16.

ARBITRATION.

Except for any controversy or claim seeking equitable relief as provided in Section 12 of this Agreement, any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof or any other dispute between the parties, shall be submitted to one arbitrator and settled by arbitration in Nevada in accordance with the rules, then obtaining, of the American Arbitration Association.  Any reward made by such arbitrator shall be final, binding and conclusive on all parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof.

17.

ATTORNEYS FEES.

In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding is commenced to enforce the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorneys fees, costs and expenses.

18.

GOVERNING LAW.

This Agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whet relating to its execution, its validity, the obligations provided therein or performance shall be governed or interpreted according to the internal laws of the State of Nevada without regard to choice of law considerations.

19.

ENTIRE AGREEMENT.

This Agreement constitutes the entire Agreement between the parties and supersedes all prior oral and written agreements between the parties her with respect to the subject matter hereof.  Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, except by a statement in writing signed by the party or parties against which enforcement or the change, waiver discharge or termination is sought.

20.

ADDITIONAL DOCUMENTS.

The parties hereto shall execute such additional instruments as may be reasonably required by their counsel in order to carry out the purpose and intent of this Agreement and to fulfill the obligations of the parties hereunder.

21.

SECTION AND PARAGRAPH HEADINGS.

The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

22.

WAIVER OF BREACH.  A waiver by the Company or Masenheimer of a breach of any provision of the Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

IN WITNESS WHEREOF, the Company and Masenheimer have executed this Agreement as this 1st day of July 2006.

Emergency Filtration Products, Inc. /s/Douglas K. Beplate Douglas K. Beplate, President	Masenheimer /s/John Masenheimer John Masenheimer